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                                                                      Exhibit 16

July 23, 2002


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for California Center Bank and, under the date of February 9, 2001, we reported on the financial statements of California Center Bank as of and for the years ended December 31, 2000 and 1999. On August 22, 2001, our appointment as principal accountants was terminated. We have read California Center Bank's statements included in the Registration Statement on Form S-4 filed by Center Financial Corporation in the section RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS - Changes in and Disagreements with Accountants on Accounting and Financial Disclosure, and we agree with such statements, except we are not in a position to agree or disagree with California Center Bank's statement that the change was recommended by the audit committee and approved by the Board of Directors.

Very truly yours,

/s/ KPMG LLP